Exhibit 99.1

Financial Institutions, Inc.

NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

FINANCIAL INSTITUTIONS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2016 RESULTS

WARSAW, N.Y., January 24, 2017 – Financial Institutions, Inc. (NASDAQ: FISI), today reported financial results for the fourth quarter and year ended December 31, 2016. Financial Institutions, Inc. (the “Company”) is the parent company of Five Star Bank (the “Bank”), Scott Danahy Naylon, LLC (“Scott Danahy Naylon” or “SDN”) and Courier Capital, LLC (“Courier Capital”). The Company’s financial results since January 5, 2016, include the results of operations of Courier Capital, a wealth management subsidiary acquired on that date.

Net income for the quarter was $8.7 million compared to $8.5 million for the third quarter of 2016 and $6.6 million for the fourth quarter of 2015. After preferred dividends, net income available to common shareholders was $8.3 million, or $0.57 per diluted share, compared to $8.1 million, or $0.56 per diluted share, for the third quarter of 2016 and $6.3 million, or $0.44 per diluted share, for the fourth quarter of 2015.

Net income for the full year 2016 was $31.9 million compared to $28.3 million for 2015. Net income available to common shareholders was $30.5 million, or $2.10 per diluted share, compared to $26.9 million, or $1.90 per diluted share, for the full year 2015.

The Company’s President and Chief Executive Officer Martin K. Birmingham stated, “2016 was an eventful year for our Company and I am pleased with our performance, as we delivered double digit growth in net income for the full year.

“We also made great progress in our efforts to increase market share in Rochester and Buffalo. In December, we opened our third financial solution center and 52nd branch in downtown Rochester in the recently renamed Five Star Bank Plaza, and over the course of the next two months we will be relocating our regional administrative center and approximately 150 employees to this building. As part of this relocation, we successfully obtained naming and signage rights for the building, resulting in valuable branding for Five Star Bank. Our fourth financial solution center will open in mid-February in the City of Buffalo. We look forward to bringing our style of banking and lending to downtown Buffalo so that we may serve the needs of nearby residents and businesses.

“We invested in talent across all business segments in 2016, fueling organic growth which we believe will drive future revenue. Recent hires have strengthened our commercial lending and mortgage banking business, as well as our regulatory compliance and enterprise risk management areas. During the fourth quarter of 2016, we welcomed Craig Burton as Senior Vice President, Commercial Real Estate Executive for the Bank. Craig’s knowledge and experience in commercial real estate across Upstate New York, from Buffalo to Albany, position him to successfully lead our commercial real estate platform.

“Our positive momentum is expected to continue into 2017 and we remain focused on our long-term strategic plan to drive strong shareholder returns.”

Fourth Quarter and Full Year 2016 Highlights:

Diluted earnings per share (“EPS”) for the quarter of $0.57 was $0.13 higher than the fourth quarter of 2015

Diluted earnings per share (“EPS”) for the year of $2.10 was $0.20 higher than 2015

Net interest income for the quarter of $26.7 million increased $2.1 million, or 8.5%, as compared to the fourth quarter of 2015

Net interest income for the year of $102.7 million increased $7.4 million, or 7.7%, as compared to 2015

Noninterest income for the quarter of $9.1 million was $508 thousand, or 5.9%, higher than the fourth quarter of 2015

Noninterest income for the year of $35.8 million was $5.4 million, or 17.9%, higher than 2015

Return on average common equity was 10.81% for the quarter and 10.10% for the year

Return on average tangible common equity was 14.37% for the quarter and 13.51% for the year (computation of this non-GAAP measure provided in Appendix A)

Net interest margin was 3.22% for the quarter and 3.24% for the year

Total interest-earning assets, assets, loans and deposits reached record-high year-end levels:

Total interest-earning assets increased $314.0 million in 2016 to $3.4 billion

Total assets increased $329.3 million in 2016 to $3.7 billion

Total loans increased $256.4 million in 2016 to $2.3 billion

Total deposits increased $264.7 million in 2016 to $3.0 billion

Quarterly cash dividend of $0.21 per common share represented a 2.44% dividend yield as of December 31, 2016, and a return of 36% of fourth quarter net income to common shareholders

The Company’s credit quality remains strong with total non-performing loans to total loans of 0.27% at year-end, compared to 0.41% at year-end 2015.

Kevin B. Klotzbach, the Company’s Chief Financial Officer added, “Our strategy is to grow loans and deposits and operate with expense discipline and a strong credit culture. We successfully executed this strategy in 2016 as illustrated by loan portfolio growth of 12.3%, total deposit growth of 9.7%, an efficiency ratio of 60.92% for the year, and improvement in portfolio credit quality with non-performing assets to total assets of 0.17% at year-end compared to 0.25% in the prior year.

“We continue to have ample liquidity to execute our growth strategies and take advantage of the current disruption in our markets. This growth will occur through thoughtful, disciplined decisions as we continue to manage capital effectively for the benefit of our shareholders.”

Net Interest Income and Net Interest Margin

Net interest income was $26.7 million for the fourth quarter of 2016, $672 thousand higher than the third quarter of 2016 and $2.1 million higher than the fourth quarter of 2015.

Average interest-earning assets for the quarter were $3.4 billion, $90.4 million higher than the third quarter of 2016 and $309.7 million higher than the fourth quarter of 2015.

The primary driver of the increase was loans, which were $66.3 million higher in the fourth quarter of 2016 than the third quarter of 2016 and $265.9 million higher than the fourth quarter of 2015.

Fourth quarter 2016 net interest margin was 3.22%, one basis point lower than the third quarter of 2016 and five basis points lower than the fourth quarter of 2015.

Net interest income was $102.7 million for the year 2016, $7.4 million higher than 2015, primarily as a result of a $270.6 million, or 9.0%, increase in average interest-earning assets. These increases were partially offset by a four-basis-point narrowing of the net interest margin, to 3.24% in 2016 from 3.28% in 2015.

Noninterest Income

Noninterest income was $9.1 million for the fourth quarter of 2016 as compared to $8.5 million in the third quarter of 2016 and $8.6 million in the fourth quarter of 2015.

Excluding the net gain on investment securities from all periods, noninterest income was $8.8 million in the fourth quarter of 2016, $706 thousand higher than $8.1 million in the third quarter of 2016, and $879 thousand higher than $7.9 million in the fourth quarter of 2015.

For the fourth quarter of 2016 as compared to the third quarter of 2016, the increase was primarily the result of a $1.2 million non-cash fair value adjustment of the contingent consideration liability related to the SDN acquisition.

Higher noninterest income in the fourth quarter of 2016 as compared to the fourth quarter of 2015 was primarily the result of a $632 thousand increase in investment advisory income, reflecting the contribution from Courier Capital ($1.33 billion in assets under management at December 31, 2016).

Noninterest income was $35.8 million for the year 2016 as compared to $30.3 million in 2015.

Excluding the net gain on investment securities from both periods, noninterest income was $33.0 million in 2016, $4.7 million higher than $28.3 million in 2015.

The increase was primarily the result of a $3.0 million increase in investment advisory income, reflecting the contribution from Courier Capital, as well as $911 thousand of death benefit proceeds from company owned life insurance and a $603 thousand increase in ATM and debit card income.

Noninterest Expense

Noninterest expense was $20.7 million for the fourth quarter of 2016 as compared to $20.6 million in the third quarter of 2016 and $21.8 million in the fourth quarter of 2015.

Lower noninterest expense in the fourth quarter of 2016 as compared to the fourth quarter of 2015 was primarily the result of $751 thousand of goodwill impairment related to the SDN acquisition and $540 thousand of professional service fees attributable to the acquisition of Courier Capital, both of which were recognized in 2015.

Noninterest expense was $84.7 million for the year, a $5.3 million increase from $79.4 million in 2015.

Salaries and employee benefits increased $2.8 million year-over-year, reflecting the impact of the addition of Courier Capital employees and increased staffing associated with the Company’s growth initiatives.

Professional services increased $1.7 million year-over-year, primarily in connection with the Company’s 2016 proxy contest.

Also contributing to the increase were higher occupancy and equipment expense, computer and data processing expense, and advertising and promotions expense, partially offset by the previously mentioned goodwill impairment charge in 2015.

Income Taxes

Income tax expense was $3.0 million for the fourth quarter of 2016 as compared to $3.5 million in the third quarter of 2016 and $2.2 million in the fourth quarter of 2015. The effective tax rate was 25.9% for the fourth quarter of 2016, 29.5% in the third quarter of 2016, and 24.5% in the fourth quarter of 2015. The lower effective tax rate in the fourth quarter of 2016 was a result of the $1.2 million non-cash fair value adjustment of the contingent consideration liability related to the SDN acquisition which was a non-taxable adjustment.

Income tax expense for 2016 was $12.2 million, representing an effective tax rate of 27.7% which is comparable to the effective tax rate of 27.1% in 2015. Effective tax rates are impacted by items of income and expense that are not subject to federal or state taxation. Our effective tax rates differ from the statutory rates primarily due to the effect of interest income from tax-exempt securities, earnings on company owned life insurance and the non-cash fair value adjustment of the contingent consideration liability associated with the SDN acquisition.

Balance Sheet and Capital Management

Total assets were $3.7 billion at December 31, 2016, up $23.0 million from $3.7 billion at September 30, 2016, and up $329.3 million from $3.4 billion at December 31, 2015. The increases were largely the result of loan growth funded by deposit growth.

Total loans were $2.3 billion at December 31, 2016, up $56.2 million, or 2.5%, from September 30, 2016, and up $256.4 million, or 12.3%, from December 31, 2015.

Commercial mortgage loans totaled $670.1 million, up $33.7 million, or 5.3%, from September 30, 2016, and up $104.0 million, or 18.4%, from December 31, 2015.

Commercial business loans totaled $349.5 million, down $1.0 million, or 0.3%, from September 30, 2016, and up $35.8 million, or 11.4%, from December 31, 2015.

Residential real estate loans totaled $427.9 million, up $2.1 million, or 0.5%, from September 30, 2016, and up $46.9 million, or 12.3%, from December 31, 2015.

Consumer indirect loans totaled $752.4 million, up $22.8 million, or 3.1%, from September 30, 2016, and up $75.5 million, or 11.2%, from December 31, 2015.

Total deposits were $3.0 billion at December 31, 2016, a decrease of $68.1 million from September 30, 2016, and an increase of $264.7 million from December 31, 2015. The decrease from September 30, 2016, was primarily due to public deposit seasonality. The increase from December 31, 2015, was primarily the result of successful business development efforts in both municipal and retail banking. Public deposit balances represented 27% of total deposits at December 31, 2016, compared to 29% at September 30, 2016 and 25% at December 30, 2015.

Short-term borrowings were $331.5 million at December 31, 2016, up $101.3 million from September 30, 2016, and up $38.4 million from December 31, 2015. Short-term borrowings are typically utilized to manage the seasonality of public deposits.

Shareholders’ equity was $320.1 million at December 31, 2016, compared to $326.3 million at September 30, 2016, and $293.8 million at December 31, 2015. Common book value per share was $20.82 at December 31, 2016, a decrease of $0.44 or 2.1% from $21.26 at September 30, 2016, and an increase of $1.33 or 6.8% from $19.49 at December 31, 2015. The increases in shareholders’ equity and common book value per share as compared to December 31, 2015, are attributable to net income and stock issued for the acquisition of Courier Capital, with a partial offset by net unrealized losses on securities available for sale, a component of accumulated other comprehensive loss.

During the fourth quarter 2016, the Company declared a common stock dividend of $0.21 per common share. The fourth quarter 2016 dividend returned 36% of fourth quarter net income to common shareholders.

Regulatory capital ratios at December 31, 2016, remained steady with slight downward pressure in comparison to prior year as a result of strong loan growth and higher asset levels:

Leverage Ratio was 7.36%, compared to 7.39% and 7.41% at September 30, 2016, and December 31, 2015, respectively.

Common Equity Tier 1 Ratio was 9.59%, compared to 9.58% and 9.77% at September 30, 2016, and December 31, 2015, respectively.

Tier 1 Risk-Based Capital was 10.26%, compared to 10.27% and 10.50% at September 30, 2016, and December 31, 2015, respectively.

Total Risk-Based Capital was 12.97%, compared to 12.98% and 13.35% at September 30, 2016, and December 31, 2015, respectively.

Credit Quality

Non-performing loans were $6.3 million at December 31, 2016, compared to $6.1 million at September 30, 2016, and $8.4 million at December 31, 2015. The $2.1 million decrease from December 31, 2015, was due to lower commercial non-performing loans resulting from pay-downs on two relationships totaling $1.8 million during the second quarter of 2016, as well as improvements in the non-performing residential real estate loan portfolio.

The ratio of non-performing loans to total loans was 0.27% at December 31, 2016, compared to 0.27% at September 30, 2016, and 0.41% at December 31, 2015.

The provision for loan losses for the fourth quarter of 2016 was $3.4 million, an increase of $1.4 million from the third quarter of 2016 and an increase of $759 thousand from the fourth quarter of 2015. During the fourth quarter 2016, the Company internally downgraded to substandard status one commercial business credit relationship with unpaid principal balances totaling $3.5 million. The downgrade necessitated a provision and increase in our allowance for losses of approximately $1.1 million. These loans were current with respect to principal and interest payments as of December 31, 2016; however, we continue to monitor this relationship closely.

Net charge-offs were $1.8 million during the fourth quarter of 2016, a $637 thousand increase compared to the prior quarter and a $195 thousand decrease from the fourth quarter of 2015.

The ratio of annualized net charge-offs to total average loans was 0.30% in the current quarter, compared to 0.20% in the prior quarter and 0.38% in the fourth quarter of 2015.

The ratio of allowance for loan losses to total loans was 1.32% at December 31, 2016, 1.29% at September 30, 2016, and 1.30% at December 31, 2015.

The ratio of allowance for loan losses to non-performing loans was 489% at December 31, 2016, 481% at September 30, 2016, and 321% at December 31, 2015.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, Scott Danahy Naylon and Courier Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices and 60 ATMs throughout Western and Central New York State. Scott Danahy Naylon provides a broad range of insurance services to personal and business clients across 44 states. Courier Capital provides customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 700 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

This news release contains disclosure regarding tangible common equity, tangible common equity to tangible assets, tangible common book value per share, average tangible common equity and return on average tangible common equity, which are determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that these non-GAAP measures are useful to our investors as measures of the strength of the Company’s capital and ability to generate earnings on tangible common equity invested by our shareholders. These non-GAAP measures provide supplemental information that may help investors to analyze our capital position without regard to the effects of intangible assets. Non-GAAP financial measures have inherent limitations and are not uniformly applied by issuers. Therefore, these non-GAAP financial measures should not be considered in isolation, or as a substitute for comparable measures prepared in accordance with GAAP. The comparable GAAP financial measures and reconciliation to the comparable GAAP financial measures can be found in Appendix A to this document.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the Company’s ability to implement its strategic plan, the Company’s ability to redeploy investment assets into loan assets, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate Scott Danahy Naylon and Courier Capital, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC.  Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

*****

For additional information contact:
Kevin B. Klotzbach	Shelly J. Doran
Chief Financial Officer & Treasurer	Director Investor & External Relations
Phone: 585.786.1130	Phone: 585.627.1362
Email: KBKlotzbach@five-starbank.com	Email: SJDoran@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2016				2015
	December 31,	September 30,	June 30,	March 31,	December 31,

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$71,277	$110,721	$67,624	$110,944		$60,121
Investment securities:
Available for sale	539,926	559,495	619,719	610,013		544,395
Held-to-maturity	543,338	528,708	478,549	476,283		485,717

Total investment securities	1,083,264	1,088,203	1,098,268	1,086,296	1,030,112
Loans held for sale	1,050	844	209	609		1,430
Loans:
Commercial business	349,547	350,588	349,432	317,776		313,758
Commercial mortgage	670,058	636,338	614,141	590,316		566,101
Residential real estate loans	427,937	425,882	408,367	382,504		381,074
Residential real estate lines	122,555	123,663	125,054	126,526		127,347
Consumer indirect	752,421	729,644	696,908	679,846		676,940
Other consumer	17,643	17,879	17,929	18,066		18,542

Total loans	2,340,161	2,283,994	2,211,831	2,115,034	2,083,762
Allowance for loan losses	30,934	29,350	28,525	27,568		27,085

Total loans, net	2,309,227	2,254,644	2,183,306	2,087,466	2,056,677
Total interest-earning assets	3,428,541	3,357,609	3,292,528	3,189,582	3,114,530
Goodwill and other intangible assets, net	75,640	75,943	76,252	76,567		66,946
Total assets	3,710,340	3,687,365	3,585,589	3,516,572	3,381,024
Deposits:
Noninterest-bearing demand	677,076	657,624	626,240	617,394		641,972
Interest-bearing demand	581,436	629,413	560,284	622,443		523,366
Savings and money market	1,034,194	1,052,224	960,325	1,042,910		928,175
Time deposits	702,516	724,096	711,156	677,430		637,018

Total deposits	2,995,222	3,063,357	2,858,005	2,960,177	2,730,531
Short-term borrowings	331,500	230,200	338,300	179,200		293,100
Long-term borrowings, net	39,061	39,043	39,025	39,008		38,990
Total interest-bearing liabilities	2,688,707	2,674,976	2,609,090	2,560,991	2,420,649
Shareholders’ equity	320,054	326,271	322,176	313,953		293,844
Common shareholders’ equity	302,714	308,931	304,836	296,613		276,504
Tangible common equity (1)	227,074	232,988	228,584	220,046		209,558
Unrealized (loss) gain on investment securities,
net of tax	$(2,530)	$9,444	$10,886	$7,555		$443
Common shares outstanding	14,538	14,528	14,528	14,495		14,191
Treasury shares	154	164	164	197		207
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	7.36%	7.39%	7.39%		7.46%	7.41%
Common equity Tier 1 ratio	9.59%	9.58%	9.63%		9.83%	9.77%
Tier 1 risk-based capital	10.26%	10.27%	10.33%		10.56%	10.50%
Total risk-based capital	12.97%	12.98%	13.08%		13.39%	13.35%
Common equity to assets	8.16%	8.38%	8.50%		8.43%	8.18%
Tangible common equity to tangible assets (1)	6.25%	6.45%	6.51%		6.40%	6.32%
Common book value per share	$20.82	$21.26	$20.98		$20.46	$19.49
Tangible common book value per share (1)	$15.62	$16.04	$15.73		$15.18	$14.77
Stock price (Nasdaq: FISI):
High	$34.55	$27.63	$29.49		$29.53	$29.04
Low	$25.98	$25.16	$24.56		$25.38	$24.05
Close	$34.20	$27.11	$26.07		$29.07	$28.00

(1) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Years ended		2016				2015
	December 31,		Fourth	Third	Second	First	Fourth
	2016	2015	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT DATA:
Interest income	$115,231	$105,450	$29,990	$29,360	$28,246	$27,635	$27,487
Interest expense	12,541	10,137	3,268	3,310	3,047	2,916	2,856

Net interest income	102,690	95,313	26,722	26,050	25,199	24,719	24,631
Provision for loan losses	9,638	7,381	3,357	1,961	1,952	2,368	2,598

Net interest income after provision
for loan losses	93,052	87,932	23,365	24,089	23,247	22,351	22,033

Noninterest income:
Service charges on deposits	7,280	7,742	1,888	1,913	1,755	1,724	1,862
Insurance income	5,396	5,166	1,134	1,407	1,183	1,672	1,236
ATM and debit card	5,687	5,084	1,500	1,441	1,421	1,325	1,311
Investment advisory	5,208	2,193	1,274	1,326	1,365	1,243	642
Company owned life insurance	2,808	1,962	468	486	486	1,368	514
Investments in limited partnerships	300	895	47	161	36	56	30
Loan servicing	436	503	104	104	112	116	87
Net gain on sale of loans held for sale	240	249	38	46	78	78	88
Net gain on investment securities	2,695	1,988	269	426	1,387	613	640
Net gain on other assets	313	27	28	199	82	4	7
Amortization of tax credit investment	—	(390)	—	—	—	—	—
Contingent consideration liability adjustment	1,170	1,093	1,170	—	—	—	1,093
Other	4,227	3,825	1,168	1,030	1,011	1,018	1,070

Total noninterest income	35,760	30,337	9,088	8,539	8,916	9,217	8,580

Noninterest expense:
Salaries and employee benefits	45,215	42,439	11,458	11,325	10,818	11,614	11,332
Occupancy and equipment	14,529	13,856	3,623	3,617	3,664	3,625	3,365
Professional services	6,184	4,502	948	956	2,833	1,447	1,604
Computer and data processing	3,402	3,186	853	832	913	804	895
Supplies and postage	2,047	2,155	499	490	464	594	544
FDIC assessments	1,735	1,719	452	406	441	436	442
Advertising and promotions	1,695	1,165	436	302	530	427	358
Goodwill impairment charge	—	751	—	—	—	—	751
Other	9,864	9,620	2,446	2,690	2,457	2,271	2,537

Total noninterest expense	84,671	79,393	20,715	20,618	22,120	21,218	21,828

Income before income taxes	44,141	38,876	11,738	12,010	10,043	10,350	8,785
Income tax expense	12,210	10,539	3,045	3,541	2,892	2,732	2,150

Net income	31,931	28,337	8,693	8,469	7,151	7,618	6,635

Preferred stock dividends	1,462	1,462	365	366	366	365	365

Net income available to common shareholders	$30,469	$26,875	$8,328	$8,103	$6,785	$7,253	$6,270

FINANCIAL DATA AND RATIOS:
Earnings per share – basic	$2.11	$1.91	$0.58	$0.56	$0.47	$0.50	$0.44
Earnings per share – diluted	$2.10	$1.90	$0.57	$0.56	$0.47	$0.50	$0.44
Cash dividends declared on common stock	$0.81	$0.80	$0.21	$0.20	$0.20	$0.20	$0.20
Common dividend payout ratio	38.39%	41.88%	36.21%	35.71%	42.55%	40.00%	45.45%
Dividend yield (annualized)	2.37%	2.86%	2.44%	2.93%	3.09%	2.77%	2.83%
Return on average assets	0.90%	0.87%	0.94%	0.94%	0.82%	0.90%	0.78%
Return on average equity	10.01%	9.78%	10.68%	10.34%	9.07%	9.91%	8.86%
Return on average common equity	10.10%	9.87%	10.81%	10.45%	9.10%	10.00%	8.89%
Return on average tangible common equity (1)	13.51%	13.16%	14.37%	13.87%	12.22%	13.54%	11.73%
Efficiency ratio (2)	60.92%	61.58%	58.00%	58.05%	65.03%	62.90%	64.55%
Effective tax rate	27.7%	27.1%	25.9%	29.5%	28.8%	26.4%	24.5%

(1) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

(2) Efficiency ratio equals noninterest expense less other real estate expense and amortization and impairment of goodwill and other intangible assets as a percentage of net revenue, defined as the sum of tax-equivalent net interest income and noninterest income before net gains on investment securities, proceeds from company owned life insurance, adjustments to contingent liabilities and amortizations of tax credit investment.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Years ended		2016				2015
	December 31,		Fourth	Third	Second	First	Fourth
	2016	2015	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest-earning deposits	$3,116	$37	$12,011	$1	$316	$70	$—
Investment securities (1)	1,063,221	1,014,171	1,080,941	1,068,866	1,075,220	1,027,602	1,049,217
Loans:
Commercial business	336,633	286,019	347,496	352,696	329,901	316,143	297,033
Commercial mortgage	618,436	522,328	659,713	625,003	606,360	582,142	554,327
Residential real estate loans	404,456	366,032	425,687	417,854	391,826	382,077	379,189
Residential real estate lines	124,635	128,525	122,734	123,312	125,212	127,317	127,688
Consumer indirect	703,975	665,454	741,598	711,948	683,722	678,133	671,888
Other consumer	17,620	18,969	17,448	17,548	17,562	17,926	18,626

Total loans	2,205,755	1,987,327	2,314,676	2,248,361	2,154,583	2,103,738	2,048,751
Total interest-earning assets	3,272,092	3,001,535	3,407,628	3,317,228	3,230,119	3,131,410	3,097,968
Goodwill and other intangible assets, net	76,170	68,138	75,807	76,116	76,437	76,324	67,692
Total assets	3,547,105	3,269,890	3,679,569	3,593,672	3,507,760	3,405,451	3,353,702
Interest-bearing liabilities:
Interest-bearing demand	576,046	543,690	604,717	547,545	579,497	572,424	545,602
Savings and money market	1,010,510	908,614	1,076,884	981,207	1,017,911	965,629	960,768
Time deposits	697,654	616,747	711,061	722,098	698,505	658,537	628,944
Short-term borrowings	248,938	262,494	244,796	315,122	213,826	221,326	241,957
Long-term borrowings, net	39,023	27,886	39,050	39,032	39,015	38,997	38,979

Total interest-bearing liabilities	2,572,171	2,359,431	2,676,508	2,605,004	2,548,754	2,456,913	2,416,250
Noninterest-bearing demand deposits	633,416	599,334	655,445	638,417	621,912	617,590	619,423
Total deposits	2,917,626	2,668,385	3,048,107	2,889,267	2,917,825	2,814,180	2,754,737
Total liabilities	3,228,099	2,980,183	3,355,894	3,267,808	3,190,589	3,096,263	3,056,541
Shareholders’ equity	319,006	289,707	323,675	325,864	317,171	309,188	297,161
Common equity	301,666	272,367	306,335	308,524	299,831	291,848	279,821
Tangible common equity (2)	$225,496	$204,229	$230,528	$232,408	$223,394	$215,524	$212,129
Common shares outstanding:
Basic	14,436	14,081	14,459	14,456	14,434	14,395	14,095
Diluted	14,491	14,135	14,511	14,500	14,489	14,465	14,163
SELECTED AVERAGE YIELDS:
(Tax equivalent basis)
Investment securities	2.45%	2.46%	2.41%	2.44%	2.48%	2.48%	2.47%
Loans	4.18%	4.21%	4.17%	4.18%	4.17%	4.21%	4.22%
Total interest-earning assets	3.62%	3.62%	3.60%	3.62%	3.61%	3.64%	3.63%
Interest-bearing demand	0.14%	0.14%	0.14%	0.15%	0.14%	0.14%	0.15%
Savings and money market	0.13%	0.13%	0.13%	0.14%	0.13%	0.13%	0.14%
Time deposits	0.90%	0.87%	0.93%	0.91%	0.89%	0.88%	0.88%
Short-term borrowings	0.65%	0.41%	0.70%	0.63%	0.65%	0.62%	0.49%
Long-term borrowings, net	6.33%	6.28%	6.33%	6.33%	6.33%	6.34%	6.34%
Total interest-bearing liabilities	0.49%	0.43%	0.49%	0.51%	0.48%	0.48%	0.47%
Net interest rate spread	3.13%	3.19%	3.11%	3.11%	3.13%	3.16%	3.16%
Net interest rate margin	3.24%	3.28%	3.22%	3.23%	3.23%	3.27%	3.27%

(1) Includes investment securities at adjusted amortized cost.

(2) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Years ended		2016					2015
	December 31,		Fourth	Third		Second	First	Fourth
	2016	2015	Quarter	Quarter		Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Loan Losses
Beginning balance	$27,085	$27,637	$29,350		$28,525	$27,568	$27,085	$26,455
Net loan charge-offs (recoveries):
Commercial business	496	1,221	52		(31)	(27)	502	133
Commercial mortgage	340	749	212		127	2	(1)	23
Residential real estate loans	115	283	(1)		61	34	21	110
Residential real estate lines	89	168	41		4	44	—	24
Consumer indirect	4,489	4,956	1,361		896	904	1,328	1,519
Other consumer	260	556	108		79	38	35	159

Total net charge-offs	5,789	7,933	1,773		1,136	995	1,885	1,968
Provision for loan losses	9,638	7,381	3,357		1,961	1,952	2,368	2,598

Ending balance	$30,934	$27,085	$30,934		$29,350	$28,525	$27,568	$27,085

Net charge-offs (recoveries)
to average loans (annualized):
Commercial business	0.15%	0.43%	0.06%		-0.03%	-0.03%	0.64%	0.18%
Commercial mortgage	0.05%	0.14%	0.13%		0.08%	0.00%	-0.00%	0.02%
Residential real estate loans	0.03%	0.08%	-0.00%		0.06%	0.03%	0.02%	0.12%
Residential real estate lines	0.07%	0.13%	0.13%		0.01%	0.14%	0.00%	0.07%
Consumer indirect	0.64%	0.74%	0.73%		0.50%	0.53%	0.79%	0.90%
Other consumer	1.48%	2.93%	2.46%		1.79%	0.87%	0.79%	3.39%
Total loans	0.26%	0.40%	0.30%		0.20%	0.19%	0.36%	0.38%
Supplemental information (1)
Non-performing loans:
Commercial business	$2,151	$3,922	$2,151		$2,157	$2,312	$4,056	$3,922
Commercial mortgage	1,025	947	1,025		1,345	1,547	1,781	947
Residential real estate loans	1,236	1,848	1,236		1,239	1,485	1,601	1,848
Residential real estate lines	372	235	372		274	182	165	235
Consumer indirect	1,526	1,467	1,526		1,077	1,015	943	1,467
Other consumer	16	21	16		9	15	21	21

Total non-performing loans	6,326	8,440	6,326		6,101	6,556	8,567	8,440
Foreclosed assets	107	163	107		294	281	187	163

Total non-performing assets	$6,433	$8,603	$6,433		$6,395	$6,837	$8,754	$8,603

Total non-performing loans to total loans	0.27%	0.41%	0.27%		0.27%	0.30%	0.41%	0.41%
Total non-performing assets to total assets	0.17%	0.25%	0.17%		0.17%	0.19%	0.25%	0.25%
Allowance for loan losses to total loans	1.32%	1.30%	1.32%		1.29%	1.29%	1.30%	1.30%
Allowance for loan losses
to non-performing loans	489%	321%	489%		481%	435%	322%	321%

(1) At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Years ended		2016				2015
	December 31,		Fourth	Third	Second	First	Fourth
	2016	2015	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$3,710,340	$3,687,365	$3,585,589	$3,516,572	$3,381,024
Less: Goodwill and other intangible assets, net			75,640	75,943	76,252	76,567	66,946

Tangible assets			$3,634,700	$3,611,422	$3,509,337	$3,440,005	$3,314,078

Ending tangible common
equity:
Common shareholders’ equity			$302,714	$308,931	$304,836	$296,613	$276,504
Less: Goodwill and other intangible assets, net			75,640	75,943	76,252	76,567	66,946

Tangible common equity			$227,074	$232,988	$228,584	$220,046	$209,558

Tangible common equity to tangible assets (1)			6.25%	6.45%	6.51%	6.40%	6.32%
Common shares outstanding			14,538	14,528	14,528	14,495	14,191
Tangible common book value per
share (2)			$15.62	$16.04	$15.73	$15.18	$14.77
Average tangible assets:
Average assets	$3,547,105	$3,269,890	$3,679,569	$3,593,672	$3,507,760	$3,405,451	$3,353,702
Less: Average goodwill and other intangible assets, net	76,170	68,138	75,807	76,116	76,437	76,324	67,692

Average tangible assets	$3,470,935	$3,201,752	$3,603,762	$3,517,556	$3,431,323	$3,329,127	$3,286,010

Average tangible common
equity:
Average common equity	$301,666	$272,367	$306,335	$308,524	$299,831	$291,848	$279,821
Less: Average goodwill and other intangible assets, net	76,170	68,138	75,807	76,116	76,437	76,324	67,692

Average tangible common equity	$225,496	$204,229	$230,528	$232,408	$223,394	$215,524	$212,129

Net income available to common shareholders	$30,469	$26,875	$8,328	$8,103	$6,785	$7,253	$6,270
Return on average tangible common equity (3)	13.51%	13.16%	14.37%	13.87%	12.22%	13.54%	11.73%

(1) Tangible common equity divided by tangible assets.

(2) Tangible common equity divided by common shares outstanding.

(3) Net income available to common shareholders (annualized) divided by average tangible common equity.